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EXHIBIT 11



                           CONSULIER ENGINEERING, INC.

                        COMPUTATION OF EARNINGS PER SHARE
                            PRIMARY AND FULLY DILUTED


                                             Three Months Ended
                                                  March 31,
                                             1997           1996
                                         --------------------------


Net Income                               $  183,438      $  266,586
                                         ==========      ==========

Shares used in computation:


Weighted average number of
  common shares outstanding               2,499,495       2,504,134

Common stock equivalents
  from assumed issuances
  using the treasury
  stock method -

    Stock options and
        warrants                             23,630          12,069
                                         ----------      ----------

Total shares used                         2,523,125       2,516,203
                                         ==========      ==========


Primary and fully diluted
  Earnings per Share                     $      .07      $      .11
                                         ==========      ==========